UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2025

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 W. 57th St, #33B
New York, New York 10019

(Address of Principal Executive Offices)

972- 4-770-6377

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Lawrence Leisure to Board of Directors

On February 25, 2025, on the recommendation of the Nominating Committee of the Board of Directors, or the Board, of DarioHealth Corp., or the Company, appointed Lawrence Leisure as a member of the Board, effective immediately.

Mr. Leisure, 74, has extensive business experience consulting and advising in the senior living, provider services, value based care and technology enabled services sectors. Since January 2014, Mr. Leisure has served as the Co-Founder and Co-Managing Partner of Chicago Pacific Founders, a private equity firm focused on senior living, provider services, value based care, and technology enabled services. Since December 2021, Mr. Leisure has served on the Board of Directors, and the compensation committee, of P3 Health Partners Inc. (NASDAQ: PIII), a publicly traded health management company. Mr. Leisure has also served on the boards of directors of several private companies backed by Chicago Pacific Founders as well as several venture capital backed companies. Since 2009, he has served as Co-Founder and Chairman of Healthspottr, a strategic networking and consulting firm focused on health innovation and collaboration in the healthcare industry and he also served as the Co-Founder of the Employer Health Innovation Roundtable since 2015. Prior to Chicago Pacific Partners, Mr. Leisure held senior management roles at Accenture, PricewaterhouseCoopers, Towers Perrin, Kaiser Foundation Health Plans and UnitedHealth Group. Mr. Leisure was also employed by the venture capital firm, Kleiner Perkins, as an Operating Partner within the Life Sciences & Digital Health Practice.

Mr. Leisure received a M.B.A. in Finance from the University of California, Los Angeles, and an A.B. in Economics from Stanford University. Mr. Leisure brings to the Board valuable experience from his career in healthcare serving in senior venture capital, private equity, management consulting and industry operating roles.

Mr. Leisure is also a Member of NearWater Growth, LLC, or NearWater, which has provided investment and business consulting services to the Company since 2021 pursuant to a consulting agreement, as amended, by and between the Company and NearWater effective as of September 3, 2021, or the Consulting Agreement. As remuneration for such services, the Company agreed to pay NearWater a monthly cash retainer upon the successful completion of an equity financing resulting in gross proceeds in excess of $25 million and the Company further agreed to issue NearWater shares of the Company’s common stock as equity compensation if certain milestones are met such as NearWater introducing entities to the Company for acquisition or partnership purposes, provided certain revenue milestones are met. Further, the Consulting Agreement provides for the payment to NearWater of 150,000 shares of the Company’s common stock which shall vest quarterly over a four year period. To date, NearWater has received approximately 258,000 shares of the Company’s common stock and common stock purchase warrants to purchase up to 125,000 shares of common stock. On February 24, 2025, NearWater and the Company entered into a Second Amendment to the Consulting Agreement pursuant to which the Company agreed to pay NearWater a monthly retainer of $10,000. Mr. Leisure has in interest in, and will receive, the compensation due to NearWater.

As remuneration for his service as a director, Mr. Leisure will receive the same fees as the Company’s other non-executive directors. There is no arrangement or understanding between Mr. Leisure and any other person pursuant to which he was elected as a director, and except as otherwise described herein, there are no transactions in which Mr. Leisure has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Consulting Agreement, the Amendment to the Consulting Agreement and the Second Amendment to the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Consulting Agreement, the Amendment to the Consulting Agreement and the Second Amendment to the Consulting Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Resignation of Jon Kaplan from Board of Directors

On February 24, 2025, Jon Kaplan voluntarily resigned from his position as a member of the Board. Mr. Kaplan did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01	Other Events.

On February 27, 2025, the Company issued a press release announcing the appointment of Mr. Leisure to its Board. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	Consulting Agreement by and between the Company and NearWater Growth, LLC, dated September 3, 2021.
10.2*	Amendment to Consulting Agreement by and between the Company and NearWater Growth, LLC, dated June 5, 2023.
10.3*	Second Amendment to Consulting Agreement by and between the Company and NearWater Growth, LLC, dated February 27, 2025.
99.1	Press release dated February 27, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

* Certain confidential portions of this exhibit have been omitted pursuant to Item 601(b) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2025	DARIOHEALTH CORP.

	By:	/s/ Zvi Ben David
	Name:	Zvi Ben-David
	Title:	Chief Financial Officer, Treasurer and Secretary